Exhibit 99.1

Company Contact:	Investor Relations Contact:
Ultralife Corporation	LHA
Philip A. Fain	Jody Burfening
(315) 210-6110	(212) 838-3777
pfain@ulbi.com	jburfening@lhai.com

Ultralife Corporation Reports Second Quarter Results

NEWARK, N.Y. – August 3, 2017 -- Ultralife Corporation (NASDAQ: ULBI) reported operating income of $1.3 million on revenue of $19.9 million for the second quarter ended July 2, 2017. For the second quarter of 2016, the Company reported operating income of $0.5 million on revenue of $20.4 million.

“Building on our solid first quarter performance, for the second quarter on a year-over-year basis we more than doubled operating income and doubled EPS to $0.07. We are also encouraged that our year-over-year core product revenues increased 15% when excluding last year’s VIPER shipments. Battery & Energy Products produced an 11% increase in commercial sales, including 10% higher medical sales, while Communications Systems delivered a 92% increase in core product sales. These strong sales gains demonstrate effective execution of our diversification strategy and the benefit of investments we have made in new product development and sales reach expansion. In line with this strategy, we have made a strategic decision to invest up to $4.3 million of capital in our Newark facility for the manufacture of primary batteries for the high-growth, wireless internet of things device market,” said Michael D. Popielec. “Looking ahead, we are seeing initial indications of increased demand from government/defense customers and are well positioned to continue growing our commercial sales. As a result, we believe we remain on track to deliver another year of profitable growth.”

Second Quarter 2017 Financial Results

Revenue was $19.9 million, a decrease of $.4 million, or 2%, compared to $20.4 million for the second quarter of 2016 reflecting a $1.1 million increase in Battery & Energy Products sales offset by $1.5 million lower Communications Systems sales. Battery & Energy Products sales increased 7% to $16.9 million compared to $15.8 million last year, reflecting increases in both commercial and government/defense sales of 11% and 1%, respectively. The gain in commercial sales included 10% growth of medical batteries and chargers. Communications Systems sales declined 34% to $3.1 million compared to $4.6 million for the same period last year which included $3.0 million of Vehicle Installed Power Enhanced Riflemen Appliqué (“VIPER”) shipments, while sales of core products such as our 20-watt amplifiers, universal vehicle adaptors and power supplies increased 92% over the prior-year period.

Gross profit was $6.2 million, or 31.2% of revenue, compared to $5.9 million, or 29.0% of revenue, for the same quarter a year ago. Battery & Energy Products’ gross margin was 28.1%, compared to 29.6% last year, a decrease of 150 basis points due primarily to incremental supply chain and logistics fees incurred this quarter. Communications Systems’ gross margin increased to 48.4%, the highest level ever reported for the segment, compared to 26.8% for the prior year demonstrating the high value proposition associated with our core amplifier and integrated solutions products.

Operating expenses were $4.9 million compared to $5.4 million last year, a reduction of 9.3% reflecting continued tight control over discretionary spending in line with our business model. Operating expenses were 24.6% of revenue compared to 26.5% of revenue for the year earlier period.

Operating income was $1.3 million compared to $0.5 million last year.

Net income was $1.1 million, or $0.07 per share, compared to net income of $0.4 million, or $0.03 per share, for the second quarter of 2016. Earnings per share for the trailing twelve-month period increased to $.36 compared to $.32 at the end of the first quarter of 2017.

About Ultralife Corporation

Ultralife Corporation serves its markets with products and services ranging from power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Headquartered in Newark, New York, the Company's business segments include Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorporation.com.

Conference Call Information

Ultralife will hold its second quarter earnings conference call today at 10:00 AM ET. To participate in the live call, please dial (800) 915-4836 at least ten minutes before the scheduled start time, identify yourself and ask for the Ultralife call. A live webcast of the conference call will be available to investors in the Events & Presentations section of the Company's website at http://investor.ultralifecorporation.com. For those who cannot listen to the live broadcast, a replay of the webcast will be available shortly after the call at the same location.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: potential reductions in revenues from key customers, uncertain global economic conditions and acceptance of our new products on a global basis. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company's analysis only as of today's date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife’s financial results is included in Ultralife’s Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

ULTRALIFE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Dollars in Thousands)
(Unaudited)

ASSETS

	July 2,	December 31,
	2017	2016
Current Assets:
Cash and Cash Equivalents	$15,016	$10,706
Trade Accounts Receivable, Net	13,543	13,179
Inventories	24,490	23,456
Prepaid Expenses and Other Current Assets	1,754	2,079
Total Current Assets	54,803	49,420

Property, Equipment and Improvements, Net	7,833	7,999
Goodwill, Intangibles and Other Assets	27,629	27,325
Total Assets	$90,265	$84,744

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts Payable	$7,647	$7,292
Accrued Compensation and Related Benefits	1,875	1,258
Accrued Expenses and Other Current Liabilities	2,352	2,778
Total Current Liabilities	11,874	11,328
Deferred Income Taxes and Other Non-Current Liabilities	5,642	5,556
Total Liabilities	17,516	16,884

Shareholders' Equity:
Common Stock	1,957	1,932
Capital in Excess of Par Value	179,519	178,163
Accumulated Deficit	(87,793)	(90,542)
Accumulated Other Comprehensive Loss	(2,327)	(3,080)
Treasury Stock	(18,443)	(18,443)
Total Ultralife Equity	72,913	68,030
Non-Controlling Interest	(164)	(170)
Total Shareholders’ Equity	72,749	67,860

Total Liabilities and Shareholders' Equity	$90,265	$84,744

ULTRALIFE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands Except Per Share Amounts)
(Unaudited)

	Three Month Periods Ended		Six Month Periods Ended
	July 2,	June 26,	July 2,	June 26,
	2017	2016	2017	2016
Revenues:
Battery & Energy Products	$16,880	$15,759	$34,359	$32,199
Communication Systems	3,059	4,612	7,615	9,005
Total Revenues	19,939	20,371	$41,974	$41,204

Cost of Products Sold:
Battery & Energy Products	12,139	11,095	24,688	22,318
Communication Systems	1,579	3,376	4,175	6,581
Total Cost of Products Sold	13,718	14,471	28,863	28,899

Gross Profit	6,221	5,900	13,111	12,305

Operating Expenses:
Research and Development	1,185	1,425	2,323	3,081
Selling, General and Administrative	3,714	3,976	7,625	8,243
Total Operating Expenses	4,899	5,401	9,948	11,324

Operating Income	1,322	499	3,163	981

Other Expense	49	24	142	137
Income Before Income Taxes	1,273	475	3,021	844

Income Tax Provision	179	33	266	121

Net Income	1,094	442	2,755	723

Net( Income) Loss Attributable to Non-Controlling Interest	-	4	(6)	22

Net Income Attributable to Ultralife Corporation	$1,094	$446	$2,749	$745

Net Income Per Share Attributable to Ultralife Common Shareholders – Basic	$.07	$.03	$.18	$.05

Net Income Per Share Attributable to Ultralife Common Shareholders – Diluted	$.07	$.03	$.17	$.05

Weighted Average Shares Outstanding – Basic	15,510	15,528	15,461	15,290

Weighted Average Shares Outstanding – Diluted	15,850	15,419	15,752	15,545